Exhibit 5.2

                [LETTERHEAD OF QUARLES & BRADY STREICH LANG LLP]

                                November 15, 2000




Mountain States Capital, Inc.
1407 East Thomas Road
Phoenix, Arizona  85014


     Re: Federal Income Tax Issues Concerning Recission Offer to
         Purchase Outstanding Notes and Offering of New Notes

Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax issues in connection with: (i) the offer, in the aggregate amount of $2,600,000, representing principal and interest, to holders of promissory notes (the "Outstanding Notes") of the opportunity to rescind or void their purchase of the Outstanding Notes, and (ii) the offer, in the aggregate principal amount of $10,000,000, to sell new promissory notes (the "New Notes"). All capitalized terms used but not otherwise defined in this letter will have the same meaning as in the Prospectus included in the Company's Registration Statement on Form SB-2 (the "Prospectus").

         For purposes of rendering our opinions, we have examined and relied upon (i) the Prospectus, (ii) the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), the Treasury Regulations issued thereunder, Revenue Rulings and Revenue Procedures issued by the Internal Revenue Service (the "Service") and applicable case law, and (iii) such other documents as we have considered necessary in order for us to render the opinions contained herein. For purposes of this examination, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as copies, the genuineness of all signatures, and the capacity of each party executing a document to so execute such document.

         In rendering our opinions, we have also made the following assumptions with respect to the Outstanding Notes and the New Notes: (i) the Outstanding Notes were issued for and the New Notes will be issued for an amount equal to their stated redemption price at maturity, (ii) the Outstanding Notes and the New Notes both call for the payment of interest at a fixed rate, and at fixed periodic intervals of one year or less, and (iii) the Outstanding Notes and New Notes have fixed maturity dates of one year or less.
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Mountain States Capital, Inc.
November 15, 2000
Page 2


         Based on our interpretation of the currently applicable sections of the Code, the Treasury Regulations issued thereunder, Revenue Rulings and Revenue Procedures issued by the Service and applicable case law, and the assumptions described above, and subject to the qualifications and discussion in the "Material Federal Income Tax Consequences" section of the Prospectus, it is our opinion that:

         (A) In our opinion, the statements made in the Prospectus under "Material Federal Income Tax Consequences" are correct as to matters of law as of the date of this letter.

         (B) The interest to be paid to a holder of Outstanding Notes or New Notes will be taxable to the holder as interest income at the time the interest accrues or is received by the holder in accordance with the holder's method of accounting for federal income tax purposes.

         (C) The Outstanding Notes do not have and the New Notes will not have original issue discount or market discount.

         (D) The Outstanding Notes do not have and the New Notes will not have bond premium in the hands of the initial holders.

         (E) The Outstanding Notes and the New Notes will have bond premium in the hands of subsequent purchasers if the subsequent purchaser of an Outstanding Note or a New Note pays more for the note than its stated redemption price at maturity. Conversely, the Outstanding Notes and the New Notes will not have bond premium in the hands of subsequent purchasers if the subsequent purchaser of an Outstanding Note or a New Note does not pay more for the note than its stated redemption price at maturity.

         (F) Upon the sale, exchange or redemption of an Outstanding Note or a New Note, the holder of an Outstanding Note or a New Note will recognize taxable gain or loss equal to the difference between the amount realized (excluding any amounts attributable to unpaid accrued interest which will be includible in income as interest in accordance with the holder's method of accounting) on the sale, exchange or redemption of the note and such holder's adjusted tax basis in the note subject to the sale, exchange or redemption.

         (G) A holder's adjusted tax basis in an Outstanding Note or New Note will generally equal the cost of such note to the holder, reduced by any principal payments received by the holder and any amortizable bond premium.
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Mountain States Capital, Inc.
November 15, 2000
Page 3


         (H) If the holder of an Outstanding Note accepts the recission offer, receipt of a cash payment in consideration for the Outstanding Note, whether or not applied to the purchase of a New Note, will be treated as a sale or exchange and therefore, will be a taxable event.

         (I) Assuming that the Outstanding Notes or the New Notes are held as capital assets within the meaning of Section 1221 of the Code, gain or loss on the sale, exchange or redemption of an Outstanding Note or a New Note will be capital gain or loss.

         Our opinions are based on our current understanding of the applicable federal law. There can, of course, be no assurance that a court or the Service, when faced with the same facts, will reach the same conclusions as we have or that the law will not be changed after the date of this letter. The information and opinions given in this letter are effective as of the date of this letter.

         This opinion is rendered as of the date hereof and we disclaim any obligations to advise you of any events hereafter arising which may adversely affect such opinion.

         Except as specifically provided herein, we do not express any opinion in this letter with respect to any issues pertaining to state, local or foreign tax law that might affect the taxation of Mountain States or the holders of the Outstanding Notes or the New Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement; provided, however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ QUARLES & BRADY STREICH LANG LLP

                                        QUARLES & BRADY STREICH LANG LLP